EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 33-71134) of Cabot Oil & Gas Corporation of our report dated June 13, 2003, relating to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan, which appears in this Form 11-K.

/s/    PricewaterhouseCoopers LLP

Houston, Texas

June 27, 2003